EC3 Putnam Absolute Return 300 Fund attachment
October 31, 2012 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		7,705
Class B		126
Class C		738
Class M		159

72DD2 (000s omitted)

Class R		6
Class Y		3,957

73A1

Class A		0.103
Class B		0.082
Class C		0.027
Class M		0.096

73A2

Class R		0.077
Class Y		0.129

74U1 (000s omitted)

Class A		48,960
Class B		1,317
Class C		19,340
Class M		1,129

74U2 (000s omitted)

Class R		70
Class R5	1
Class R6	1
Class Y		20,005

74V1

Class A		10.58
Class B		10.53
Class C		10.44
Class M		10.55

74V2

Class R		10.54
Class R5	10.63
Class R6	10.63
Class Y		10.63


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.